SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                                  Archon Corp.
--------------------------------------------------------------------------------


                     Exchangeable Redeemable Preferred Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03957P200
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 14, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03957P200


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Magten Asset Management Corp.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     355,120

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     355,120

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     355,120*

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%

12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________

CUSIP No. 03957P200


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Magten Group Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. domestic trust

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     317,720

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     317,720

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     317,720

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.19%

12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________

CUSIP No. 03957P200


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Talton Embry

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     355,120

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     355,120

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     355,120*

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No.
            03957P200


Item 1(a).  Name of Issuer:


            Archon Corporation
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            3993 Howard Hughes Parkway
            Suite 630
            Las Vegas, Nevada 89109
            ____________________________________________________________________


Item 2(a).  Name of Person Filing:


            Magten Asset Management Corp.
            Magten Group Trust
            Talton Embry
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            Magten Asset Management Corp.
            Magten Group Trust
            Talton Embry
            410 Park Avenue, New York, New York 10022
            ____________________________________________________________________

Item 2(c).  Citizenship:


            Magten Asset Management Corp. - Delaware
            Magten Group Trust - U.S. domestic trust
            Talton Embry - United States of America
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Exchangeable Redeemable Preferred Stock
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            03957P200
            ____________________________________________________________________


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Magten Asset Management Corp. - 355,120
          Magten Group Trust - 317,720
          Talton Embry - 355,120
          ______________________________________________________________________

     (b)  Percent of class:

          Magten Asset Management Corp. - 8.0%
          Magten Group Trust - 7.19%
          Talton Embry - 8.0%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                 Magten Asset Management Corp.                      0
                 Magten Group Trust                                 0
                 Talton Embry                                       0
                                                         ______________________,


          (ii)  Shared power to vote or to direct the vote

                 Magten Asset Management Corp.                    355,120
                 Magten Group Trust                               317,720
                 Talton Embry                                     355,120
                                                          _____________________,


          (iii) Sole power to dispose or to direct the disposition of

                 Magten Asset Management Corp.                   0
                 Magten Group Trust                              0
                 Talton Embry                                    0
                                                         _____________________,


          (iv) Shared power to dispose or to direct the disposition of

                Magten Asset Management Corp.                       355,120
                Magten Group Trust                                  317,720
                Talton Embry                                        355,120
                                                          _____________________.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         N/A
         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ______________________________________________________________________

Item 10.  Certifications.


          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 2, 2006
                                        ----------------------------------------
                                                        (Date)


                                          Magten Asset Management Corp.
                                        ----------------------------------------
                                                      (Signature)

                                        By: /s/ Talton Embry, Managing Director
                                        ----------------------------------------
                                                      (Name/Title)


                                                  Magten Group Trust
                                        ----------------------------------------
                                                      (Signature)

                                        By: Magten Asset Management Corp.,
                                            its Investment Manager

                                        By: /s/ Talton Embry, Managing Director
                                        ----------------------------------------
                                                      (Name/Title)


                                                      Talton Embry
                                        ----------------------------------------
                                                      (Signature)


                                        By:        /s/ Talton Embry
                                        ----------------------------------------
                                                        (Name)

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G dated April 14, 2005 relating to the Exchangeable Redeemable Preferred Stock, of Archon Corp. shall be filed on behalf of the undersigned.

                                           Magten Asset Management Corp.

                                             By: /s/ Talton Embry
                                         --------- ---------------------
                                                 Name:  Talton Embry
                                                 Title: Managing Director
                                                 Date: February 2, 2006


                                                   Magten Group Trust

                                            By: Magten Asset Management Corp.
                                                its Investment Manager

                                                  By: /s/ Talton Embry
                                                  ---------------------
                                                  Name:  Talton Embry
                                                  Title: Managing Member
                                                  Date: February 2, 2006


                                                     Talton Embry
                                        ----------------------------------------
                                                      (Signature)

                                            By:     /s/ Talton Embry
                                        ----------------------------------------
                                                  Name:  Talton Embry
                                                  Date: February 2, 2006


SK 01651 0002 639605